NEWS RELEASE

For further information contact:
Kirk J. Meche                                    Jeffrey M. Favret
Chief Executive Officer                          Chief Financial Officer
713.714.6100                                    713.714.6100

FOR IMMEDIATE RELEASE
Thursday, October 29, 2015

GULF ISLAND FABRICATION, INC.
REPORTS THIRD QUARTER EARNINGS

Houston, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported a net loss of $12.1 million ($(0.84) diluted loss per share) on revenue of $67.5 million for its third quarter ended September 30, 2015, compared to net income of $7.6 million ($0.52 diluted income per share) on revenue of $118.0 million for the third quarter ended September 30, 2014.

The company had a revenue backlog of $135.1 million and a labor backlog of approximately 1.3 million hours at September 30, 2015, including commitments received through October 26, 2015, compared to a revenue backlog of 126.2 million and a labor backlog of 1.3 million hours reported as of June 30, 2015. We expect to recognize revenue from our backlog of approximately $62.8 million and $72.3 million during the remainder of 2015 and during 2016, respectively.

	September 30, 2015	December 31, 2014
	(in thousands)

Cash and cash equivalents	$45,301	$36,085
Total current assets	127,267	172,495
Property, plant and equipment, net	211,355	224,777
Total assets	339,296	397,943
Total current liabilities	33,209	72,765
Total shareholders’ equity	$272,557	$285,798

•	Included in the net loss for the quarter ended September 30, 2015 were the following:

-
$6.6 million ($4.4 million after-tax, or $0.30 per share) for a non-cash asset impairment charge related to assets held for sale associated with a partially constructed topside, related valves, piping and equipment that we acquired from a customer following its default under a contract for a deepwater project in 2012. This adjustment is due to the sustained downturn in the Oil and Gas sector significantly limiting our ability to effectively market the assets.

-	$14.3 million ($9.5 million after-tax, or $0.65 per share) related to our inability to recover certain costs related to a large deepwater project which was recently delivered.

•
Our balance sheet position remains stable with $45.3 million in cash, no debt, and working capital of $94.1 million. In addition, we have $59.5 million available under our credit facility. We will continue to monitor and maintain a conservative capital structure as we navigate through the current oil and gas downturn.

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, October 30, 2015, at 9:00 a.m.
Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended September 30, 2015. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.263.2834. A digital rebroadcast of the call is available two hours after the call and ending November 6, 2015 by dialing 1.888.203.1112, replay passcode: 1977713.

Gulf Island Fabrication, Inc., based in Houston, Texas, with fabrication facilities located in Houma, Louisiana, and San Patricio County, Texas, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs”, “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2015	2014	2015	2015	2014
Revenue	$67,531	$118,020	$84,338	$251,102	$381,879
Cost of revenue	75,368	103,367	78,533	248,686	348,131
Gross (loss) profit	(7,837)	14,653	5,805	2,416	33,748
General and administrative expenses	3,798	3,307	3,726	11,817	10,553
Asset impairment	6,600	—	—	6,600	—
Operating (loss) income	(18,235)	11,346	2,079	(16,001)	23,195
Other income (expense):
Interest expense	(39)	(23)	(50)	(126)	(72)
Interest income	8	1	7	21	6
Other income (expense)	—	(2)	17	20	(98)
	(31)	(24)	(26)	(85)	(164)
(Loss) income before income taxes	(18,266)	11,322	2,053	(16,086)	23,031
Income taxes	(6,129)	3,736	696	(5,389)	7,600
Net (loss) income	$(12,137)	$7,586	$1,357	$(10,697)	$15,431
Per share data:
Basic and diluted (loss) earnings per share - common shareholders	$(0.84)	$0.52	$0.09	$(0.74)	$1.05
Cash dividend declared per common share	$0.10	$0.10	$0.10	$0.30	$0.30

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30, 2015

	2015	2014
	(in thousands)
Cash flows from operating activities:
Net (loss) income	$(10,697)	$15,431
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense (recovery)	400	(475)
Depreciation	19,674	19,693
Asset impairment	6,600	—
(Gain) loss on sale of asset	(10)	85
Deferred income taxes	(5,464)	6,945
Compensation expense - restricted stock	1,863	917
Changes in operating assets and liabilities:
Contracts receivable and retainage	43,501	16,878
Costs and estimated earnings in excess of billings on uncompleted contracts	(237)	2,924
Prepaid expenses and other assets	2,072	1,874
Inventory	508	869
Accounts payable	(25,402)	(31,779)
Billings in excess of costs and estimated earnings on uncompleted contracts	(13,494)	(15,186)
Accrued employee costs	343	949
Accrued expenses	(2,369)	136
Accrued contract losses	1,367	412
Current income taxes	—	642
Net cash provided by operating activities	18,655	20,315
Cash flows from investing activities:
Capital expenditures	(5,052)	(26,712)
Proceeds on the sale of equipment	10	934
Net cash used in investing activities	(5,042)	(25,778)
Cash flows from financing activities:
Borrowings against line of credit	—	22,000
Payments on line of credit	—	(22,000)
Payments of dividends on common stock	(4,397)	(4,399)
Net cash used in financing activities	(4,397)	(4,399)
Net change in cash and cash equivalents	9,216	(9,862)
Cash and cash equivalents at beginning of period	36,085	36,569
Cash and cash equivalents at end of period	$45,301	$26,707